NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS THIRD QUARTER 2016 EARNINGS PER SHARE OF $0.06 DRIVEN BY DOUBLE-DIGIT REVENUE AND LOAN GROWTH

Bend, Ore. - October 26, 2016 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three and nine months ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•
Net income for the third quarter of 2016 was $4.1 million, or $0.06 per share, compared to $4.8 million, or $0.07 per share, for the second quarter of 2016 (“linked quarter”). The current quarter included non-recurring expense items of $2.6 million (pre-tax), or approximately $0.02 per share (post tax), primarily related to the acquisition of Prime Pacific Financial Services, Inc. (“PPFS”), located in the Seattle-metro market, which was completed on August 1, 2016.

•
Net interest income was $23.8 million for the third quarter of 2016, up $1.6 million, or 7.1%, from the linked quarter. Stronger interest revenue is due to higher average earning assets from both organic growth and the PPFS acquisition.

•	Non-interest income was $7.9 million, comparable to the linked quarter.

•	Non-interest expense was $25.2 million for the third quarter, up $2.9 million from the linked quarter mainly due to costs incurred in the PPFS acquisition.

•	The cost of funds remained stable at 0.08% for the third quarter.

•	At September 30, 2016, gross loans were $2.1 billion, up $158.7 million, or 8.4%, from the linked quarter. Third quarter organic loan growth[1] was $69.7 million, or 18.0% annualized, excluding PPFS.

•	At September 30, 2016, total deposits were $2.7 billion, up $185.1 million, or 7.2%, from the linked quarter. The increase was attributable to both the acquired PPFS deposits and organic growth.

•	Net interest margin (“NIM”) was 3.43% for the third quarter, up from the linked quarter’s 3.40% resulting from an improving earning asset mix.

•
The allowance for loan losses (“ALLL”) at the end of the third quarter end was 1.23% of gross loans. No provision or credit for loan losses was recorded in the third quarter. Credit quality metrics remained stable.

•
At September 30, 2016, stockholders’ equity increased to $367.0 million, primarily due to the purchase accounting effects of the PPFS acquisition. Book value per share and tangible book value per share[2] were $4.81 and $3.53, respectively.

•
Return on average assets and return on average tangible assets[3] in the third quarter were 0.53% and 0.54%, respectively, compared to 0.65% and 0.68% in the linked quarter, respectively. The change was mainly a result of non-recurring expense items in the third quarter.

“The Cascade banking team continued to drive strong results for both our customers and our stockholders through the third quarter as we delivered double-digit loan, deposit and revenue growth,” commented Terry Zink, President and CEO of Cascade Bancorp. “Our results clearly highlight the successful execution of our strategy to build Cascade into a valuable Pacific Northwest bank through both organic growth and strategic acquisitions. The Bank of America branches acquired in the first quarter continue to perform well as transaction volumes remain robust and customer satisfaction levels remain high, as evidenced by our 98.5% core deposit retention rate. We also welcomed Prime Pacific’s customers, employees and stockholders to the Cascade family in August. Prime Pacific is an important component of our strategy of building a $1 billion bank in the vibrant Seattle market over the next several years. PPFS will complement our recently opened downtown Seattle commercial banking center, as well as expand our Small Business Administration lending strategy in this market.”

Chip Reeves, Bank of the Cascades President, continued, “The third quarter’s strong organic loan and deposit production was evident across Cascade’s footprint, reflecting not only the solid economic underpinnings of our markets but also the investments that we have made to attract talented in-market bankers. We are extremely pleased with the positive leadership and clear progress that our newly hired banking teams have demonstrated since joining the bank as they have quickly delivered healthy organic growth in our core markets led by Portland, Boise and Seattle. Looking forward, Cascade’s new business pipeline remains strong, indicating we are likely to sustain organic loan growth above the level of our peer banks. Additionally, we will continue to invest in experienced bankers and teams to help expand Cascade’s first-class community banking franchise in the Pacific Northwest.”

1Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
2 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See the last page of this release for a reconciliation of return on average tangible assets.

Financial Review

PPFS Acquisition Update:

Cascade completed its acquisition of PPFS on August 1, 2016, with customer system conversion accomplished in late October. PPFS is headquartered in Lynnwood, Washington at the northern intersection of the major I-5 and I-405 traffic corridors. This location complements Cascade Bancorp’s existing downtown Seattle commercial banking location. The financial statements and results of operations as of September 30, 2016 are affected by this acquisition, including charges recorded in connection with the transaction. Total acquired loans and deposits were approximately $102.8 million and $101.5 million, respectively.

Bank of America Branch Acquisition Update:

The financial statements and results of operations as of September 30, 2016 are inclusive of deposit liabilities assumed in connection with the acquisition of 15 Bank of America branches. The transaction closed on March 4, 2016, with the assumption of approximately $469.9 million in Oregon and Washington deposits of which approximately 96.9% have been retained. Approximately 98.5% of core deposits have been retained (excluding certificate of deposit (“CD”) runoff).

Balance Sheet:

At September 30, 2016 as compared to December 31, 2015 and September 30, 2015

Total assets at September 30, 2016 were $3.2 billion compared to $2.5 billion as of December 31, 2015 and $2.5 billion as of September 30, 2015, with the increase over prior periods due to assets assumed in the aforementioned 2016 acquisitions plus organic growth in loans and deposits.

Cash equivalents at September 30, 2016 were $152.4 million, compared to $77.8 million and $125.1 million as of December 31, 2015 and September 30, 2015, respectively. Increased cash equivalents is due primarily to deposits assumed in the recent 2016 acquisitions.

Investment securities classified as available-for-sale and held-to-maturity totaled $664.6 million at September 30, 2016 as compared to $449.7 million at December 31, 2015 and $439.9 million at September 30, 2015. The increase is attributable to the deployment of excess cash assumed in the recent 2016 acquisitions into investment securities.

Gross loans at September 30, 2016 were $2.1 billion, up $373.0 million year-to-date and $413.7 million year-over-year. Year-to-date and year-over-year loan growth is evident across all segments of the portfolio. Organic loan growth, excluding PPFS, was 18.0% (annualized) for the third quarter and was largely centered in our commercial real estate, construction and residential portfolios. Organic loan growth was achieved across all regions of the Bank’s footprint.

Year-to-date organic loan growth has been augmented by deployment of deposits acquired from Bank of America into certain fixed and floating rate securities as well as whole loan adjustable-rate mortgage (“ARM”) purchases. The expected average yield on 2016 acquired wholesale assets is targeted at approximately 2.25%. Wholesale loan portfolios are designed to diversify the Company’s overall loan portfolio by geography, industry and loan type. To that end, the purchased ARM portfolio totaled $206.3 million at September 30, 2016 compared to $211.4 million at June 30, 2016 and $80.9 million at September 30, 2015. The wholesale shared national credit portfolio decreased to $136.4 million at September 30, 2016 compared to $146.6 million at June 30, 2016 and $176.5 million at September 30, 2015 due to continued payoffs.

The Bank’s credit quality remained strong in the third quarter. The ALLL at September 30, 2016 was steady at $25.2 million as compared to December 31, 2015 with net recoveries of $0.6 million during the third quarter. See additional discussion in “Asset Quality” below.

Year-to-date total deposits as of September 30, 2016 increased 31.8% to $2.7 billion compared to $2.1 billion as of December 31, 2015, and $2.1 billion as of September 30, 2015, mainly due to the recent 2016 acquisitions. Total deposits were up $185.1 million, or 7.2%, over the linked quarter. Core deposit retention rates are at 98.5% for the Bank of America branch acquisition and 98.8% for PPFS, both excluding the effect of planned CD runoff. Aggregate non-interest bearing deposits were $946.3 million at September 30, 2016, or 34.5% of total deposits. Combined with interest checking balances, total checking balances were 56.6% of total deposits. Money market and saving accounts were 34.9% of total deposits while CDs were 8.5% of total deposits.

The overall cost of funds for the third quarter of 2016 was 0.08%, including the cost of deposits from the Bank of America branch acquisition and PPFS acquisition.

Total stockholders’ equity at September 30, 2016 was $367.0 million compared to $336.8 million at December 31, 2015 and $331.6 million at September 30, 2015. Tangible common stockholders’ equity4 was $269.5 million, or $3.53 per share, at September 30, 2016, as compared to $251.3 million, or $3.45 per share, at December 31, 2015 and $245.9 million, or $3.38 per share, at September 30, 2015. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets5 were 11.56% and 8.49% at September 30, 2016, respectively, 13.65% and 10.18% at December 31, 2015, respectively, and 13.43% and 9.96% at September 30, 2015, respectively. The changes in these capital measures are primarily a result of the increased net income for the periods, as well as the purchase accounting entries and the fair value of Cascade stock issued in the PPFS acquisition, less non-recurring costs in the aforementioned 2016 acquisitions.

Income Statement:

Quarter ended September 30, 2016 as compared to the quarters ended June 30, 2016 and September 30, 2015

Net income for the third quarter of 2016 was $4.1 million, or $0.06 per share, compared to $4.8 million, or $0.07 per share, for the linked quarter and $5.1 million, or $0.07 per share, for the third quarter of 2015. The third quarter earnings were negatively impacted by non-recurring expense items of $2.6 million (pre-tax), or $0.02 per share (post tax), mainly related to the PPFS acquisition and certain branch consolidation costs.

Net interest income was $23.8 million for the third quarter of 2016, up $1.6 million, or 7.1%, compared to $22.2 million for the linked quarter and $20.4 million for the third quarter of 2015. Stronger interest revenue is due to higher average earning assets from both organic loan growth and the PPFS acquisition. In addition, interest income from investments is higher compared to prior periods due to the deployment of cash received from the Bank of America branch acquisition into securities.

NIM was 3.43% for the third quarter of 2016, an improvement over the 3.40% NIM in the linked quarter mainly attributable to an improving earning asset mix as the Company continues to deploy excess fed funds that arose from the Bank of America branch acquisition. The NIM for the third quarter of 2015 was 3.72%. The NIM has declined from September 30, 2015 because of the deployment of acquired funds into lower yielding securities and wholesale loans which will be replaced with originated loans over time. Sustained low market interest rates have also contributed to NIM compression.

Non-interest income for the third quarter of 2016 totaled $7.9 million, compared to $7.8 million in the linked quarter and $6.4 million in the third quarter of 2015. Recent quarterly improvement in non-interest revenue is mainly due to higher customer transaction volumes arising from the 2016 acquisitions. Customer swap and SBA revenues were stronger in the third quarter, offset by modest declines in card and other revenues.

Non-interest expense in the third quarter of 2016 was $25.2 million compared to $22.3 million in the linked quarter and $19.1 million in the third quarter of 2015. The increase was primarily attributable to non-recurring costs, which impacted expense levels in human resources and professional services, among other categories, and include investment banker fees, legal and accounting support, as well as severance, IT and certain branch consolidation items. HR expense also included higher sales incentives related to strong production activity and above target 2016 performance bonus accruals.

There was no provision for loan loss in the third quarter of 2016, linked quarter or third quarter of 2015.

The income tax provision for the third quarter of 2016 was $2.4 million, representing a 37.1% effective tax rate for the period. Management expects the full year effective rate to be approximately 37.0%.

Nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015

Net income for the nine months ended September 30, 2016 was $10.9 million, or $0.15 per share, compared to $15.0 million, or $0.21 per share, for the comparable 2015 period. The change in income is largely due to higher revenue arising from the recent 2016 acquisitions offset by non-recurring costs and increased expense run rates related to these transactions.

Net interest income for the nine months ended September 30, 2016 was $68.2 million, an increase of 16.1% compared to $58.7 million for the nine months ended September 30, 2015 (the “year ago period”). This improvement is primarily due to net revenues arising from higher earning assets arising from recent acquisitions, as well as $1.5 million from interest on called securities in the first quarter of 2016.

Non-interest income for the nine months ended September 30, 2016 was $21.2 million, up from $19.2 million during the year ago period. Year-over-year organic changes include higher revenues on transaction volumes related to services fees and card activity

4 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
5 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

mainly related to an increase in the Bank’s customer base as a result of the Bank of America branch acquisition and the PPFS acquisition. SBA and other income declined slightly as compared to the year ago period. In addition, the year ago period included a contractual arrangement for future revenue-sharing of merchant services totaling $1.1 million.

Non-interest expense in the nine months ended September 30, 2016 was $72.1 million compared to $56.3 million in the year ago period. Higher expense during the nine months ended September 30, 2016 compared to the year ago period relate primarily to non-recurring costs incurred in connection with the 2016 acquisitions. In addition, these acquisitions increased salaries and occupancy costs compared to the year ago period.

Income tax expense in the nine months ended September 30, 2016 was $6.4 million as compared to $8.6 million in the year ago period.

Asset Quality

For the quarter ended September 30, 2016, net recoveries were approximately $0.6 million and the reserve for loan losses was $25.2 million, compared to $24.7 million for the linked quarter and $26.6 million a year ago. The ratio of loan loss reserve to total loans was 1.23% at September 30, 2016 compared to 1.30% at June 30, 2016 and 1.62% at September 30, 2015. The lower ratio is related to an increase in total loan balances.

Non-performing assets as a percentage of total assets was 0.46% at September 30, 2016, as compared to 0.51% at June 30, 2016 and 0.36% at September 30, 2015. At September 30, 2016, delinquent loans were 0.21% of the loan portfolio. This compares to 0.19% at June 30, 2016 and 0.31% at September 30, 2015.

Year-to-date net recoveries include a first quarter 2016 $3.3 million recovery on a previously charged off loan that was partially offset by a $2.7 million charge off related to downgrades in the shared national credit portfolio with exposure to the oil and mining sector at September 30, 2016. The Company’s aggregate mining and energy exposure remained less than 1.0% of total loans, and management believes it has adequately reserved for such risks.

Conference Call

As previously announced, a conference call and webcast discussing the third quarter 2016 results will be held today, October 26, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=121294 or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operates in the Pacific Northwest. Founded in 1977, Bank of the Cascades offers full-service community banking through 50 branches in Oregon, Idaho and Washington. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and stockholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526
Charles Reeves, President and Chief Operating Officer, Bank of the Cascades (541) 617-3557

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically return on average tangible assets, return on average stockholders’ equity, organic loan growth, tangible book value per common share, tangible common stockholders’ equity ratio to total assets and tangible stockholders’ equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its stockholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue,” “indicate” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington, and our ability to execute our business plan, both of which could be affected by our ability to obtain regulatory approval for any expansionary activities. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2015, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2015, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

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CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	September 30, 2016	December 31, 2015	September 30, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$54,890	$46,354	$47,007
Interest bearing deposits	97,197	31,178	77,823
Federal funds sold	273	273	273
Total cash and cash equivalents	152,360	77,805	125,103
Investment securities available-for-sale	523,275	310,262	296,139
Investment securities held-to-maturity	141,326	139,424	143,793
Federal Home Loan Bank (FHLB) stock	3,270	3,000	3,012
Loans held for sale	9,478	3,621	2,824
Loans, net	2,034,353	1,662,095	1,619,238
Premises and equipment, net	50,221	42,031	42,106
Bank-owned life insurance	56,708	54,450	54,185
Other real estate owned, net	1,677	3,274	3,871
Deferred tax asset, net	46,211	50,673	53,823
Core deposit intangible	12,691	6,863	7,068
Goodwill	84,775	78,610	78,610
Other assets	58,476	35,921	38,501
Total assets	$3,174,821	$2,468,029	$2,468,273
LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$946,318	$727,730	$749,927
Interest bearing demand	1,371,955	1,044,134	1,010,489
Savings	192,780	135,527	135,610
Time	234,028	175,697	186,969
Total deposits	2,745,081	2,083,088	2,082,995
Other liabilities	62,744	48,167	53,689
Total liabilities	2,807,825	2,131,255	2,136,684

Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	470,938	452,925	452,350
Accumulated deficit	(106,918)	(117,772)	(123,339)
Accumulated other comprehensive income	2,976	1,621	2,578
Total stockholders’ equity	366,996	336,774	331,589
Total liabilities and stockholders’ equity	$3,174,821	$2,468,029	$2,468,273

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Interest income:
Interest and fees on loans	$20,622	$19,037	$17,788	$57,579	$51,269
Interest on investments	3,514	3,429	2,995	11,561	8,783
Other investment income	217	273	58	646	118
Total interest income	24,353	22,739	20,841	69,786	60,170

Interest expense:
Deposits:
Interest bearing demand	494	458	337	1,365	965
Savings	21	13	10	45	30
Time	54	52	83	191	442
Other borrowings	—	—	—	26	6
Total interest expense	569	523	430	1,627	1,443

Net interest income	23,784	22,216	20,411	68,159	58,727
Loan loss provision (recovery)	—	—	—	—	(2,000)
Net interest income after loan loss provision	23,784	22,216	20,411	68,159	60,727

Non-interest income:
Service charges on deposit accounts	1,786	1,729	1,326	4,887	3,836
Card issuer and merchant services fees, net	2,643	2,700	1,837	7,178	5,336
Earnings on BOLI	434	249	252	941	736
Mortgage banking income, net	857	899	624	2,251	2,089
Swap fee income	713	466	595	1,845	1,895
SBA gain on sales and fee income	428	386	554	988	1,060
Gain on sales of investments	—	—	503	—	503
Other income	1,079	1,342	693	3,077	3,746
Total non-interest income	7,940	7,771	6,384	21,167	19,201

Non-interest expense:
Salaries and employee benefits	13,217	13,089	11,315	39,335	33,033
Occupancy	2,546	1,647	1,123	6,873	3,906
Information technology	1,558	1,182	745	4,137	2,729
Equipment	864	310	390	1,622	1,142
Communications	615	683	560	1,908	1,585
FDIC insurance	514	455	342	1,346	1,046
OREO	43	(119)	122	136	11
Professional services	1,682	1,060	1,548	4,340	3,931
Card issuer	1,003	1,044	693	2,956	2,199
Insurance	186	158	183	519	583
Other expenses	2,992	2,826	2,049	8,901	6,116
Total non-interest expense	25,220	22,335	19,070	72,073	56,281

Income before income taxes	6,504	7,652	7,725	17,253	23,647
Income tax provision	(2,415)	(2,828)	(2,626)	(6,400)	(8,635)
Net income	$4,089	$4,824	$5,099	$10,853	$15,012

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended September 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$623,595	$3,514	2.24%	$450,655	$2,995	2.64%
Interest bearing balances due from other banks	146,237	217	0.59%	97,099	58	0.24%
Federal funds sold	338	—	—%	273	—	—%
Federal Home Loan Bank stock	3,223	—	—%	3,018	—	—%
Loans	1,981,835	20,622	4.14%	1,626,066	17,788	4.34%
Total earning assets/interest income	2,755,228	24,353	3.52%	2,177,111	20,841	3.80%
Reserve for loan losses	(24,903)			(25,113)
Cash and due from banks	55,802			45,781
Premises and equipment, net	48,286			42,362
Bank-owned life insurance	56,036			54,041
Deferred tax asset	46,947			55,389
Goodwill	84,035			78,610
Core deposit intangible	12,702			7,141
Accrued interest and other assets	59,370			36,588
Total assets	$3,093,503			$2,471,910

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$1,361,053	494	0.14%	$1,040,493	337	0.13%
Savings deposits	184,537	21	0.05%	134,033	10	0.03%
Time deposits	229,486	54	0.09%	193,895	83	0.17%
Other borrowings	1	—	—%	—	—	—%
Total interest bearing liabilities/interest expense	1,775,077	569	0.13%	1,368,421	430	0.12%
Demand deposits	898,822			728,104
Other liabilities	60,687			46,907
Total liabilities	2,734,586			2,143,432
Stockholders’ equity	358,917			328,478
Total liabilities and stockholders’ equity	$3,093,503			$2,471,910
Net interest income		$23,784			$20,411

Net interest spread			3.39%			3.67%

Net interest income to earning assets			3.43%			3.72%

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Nine Months Ended September 30,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$572,394	$11,561	2.70%	$459,306	$8,783	2.56%
Interest bearing balances due from other banks	158,732	646	0.54%	62,106	118	0.25%
Federal funds sold	295	—	—%	273	—	—%
Federal Home Loan Bank stock	3,417	—	—%	15,453	—	—%
Loans	1,843,845	57,579	4.17%	1,573,712	51,269	4.36%
Total earning assets/interest income	2,578,683	69,786	3.61%	2,110,850	60,170	3.81%
Reserve for loan losses	(25,417)			(24,038)
Cash and due from banks	53,174			43,004
Premises and equipment, net	45,226			43,024
Bank-owned life insurance	55,138			53,795
Deferred tax asset	48,391			60,962
Goodwill	81,769			79,052
Core deposit intangible	10,796			7,343
Accrued interest and other assets	50,928			36,421
Total assets	$2,898,688			$2,410,413

Liabilities and Stockholders’ Equity
Interest bearing demand deposits	$1,269,243	1,365	0.14%	$1,012,221	965	0.13%
Savings deposits	167,557	45	0.04%	132,704	30	0.03%
Time deposits	209,360	191	0.12%	208,722	442	0.28%
Other borrowings	7,588	26	0.46%	2,253	6	0.36%
Total interest bearing liabilities/interest expense	1,653,748	1,627	0.13%	1,355,900	1,443	0.14%
Demand deposits	842,452			684,859
Other liabilities	55,530			45,764
Total liabilities	2,551,730			2,086,523
Stockholders’ equity	346,958			323,890
Total liabilities and stockholders’ equity	$2,898,688			$2,410,413
Net interest income		$68,159			$58,727

Net interest spread			3.48%			3.67%

Net interest income to earning assets			3.53%			3.72%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Share Data
Basic net income per common share	$0.06	$0.07	$0.07	$0.15	$0.21
Diluted net income per common share	$0.06	$0.07	$0.07	$0.15	$0.21
Book value per basic common share	$4.81	$4.71	$4.56	$4.81	$4.56
Tangible book value per common share[1]	$3.53	$3.41	$3.38	$3.53	$3.38
Basic average shares outstanding	74,002	71,945	71,868	72,533	71,744
Fully diluted average shares outstanding	74,169	72,233	71,969	73,876	71,849
Balance Sheet Detail
Gross loans	$2,059,591	$1,900,902	$1,645,924	$2,059,591	$1,645,924
Wholesale loans	$342,698	$358,005	$257,417	$342,698	$257,417
Total organic loans	$1,716,893	$1,542,897	$1,388,507	$1,716,893	$1,388,507
Total deposits	$2,745,081	$2,559,954	$2,082,995	$2,745,081	$2,082,995
Non-interest bearing	$946,318	$876,880	$749,927	$946,318	$749,927
Total checking balances	$1,552,272	$1,442,003	$1,197,521	$1,552,272	$1,197,521
Money market	$766,001	$741,041	$562,895	$766,001	$562,895
Time	$234,028	$203,898	$186,969	$234,028	$186,969
Key Ratios
Return on average stockholders’ equity	4.53%	5.65%	6.16%	4.18%	6.20%
Return on average tangible stockholders’ equity[2]	6.20%	7.85%	8.33%	5.70%	8.45%
Return on average assets	0.53%	0.65%	0.82%	0.50%	0.83%
Return on average tangible assets[3]	0.54%	0.68%	0.85%	0.52%	0.86%
Common stockholders’ equity ratio	11.56%	11.64%	13.43%	11.56%	13.43%
Tangible common stockholders’ equity ratio[4]	8.49%	8.43%	9.96%	8.49%	9.96%
Net interest spread	3.39%	3.35%	3.67%	3.48%	3.67%
Net interest margin	3.43%	3.40%	3.72%	3.53%	3.72%
Total revenue (net int. inc. + non int. inc.)	$31,724	$29,987	$26,796	$89,326	$77,927
Efficiency ratio[5]	79.50%	74.48%	71.17%	80.69%	72.22%
Loan to deposit ratio	74.11%	73.29%	77.74%	74.11%	77.74%
Credit Quality Ratios
Reserve for loan losses	$25,238	$24,666	$26,623	$25,238	$26,623
Reserve for loan losses to ending gross loans	1.23%	1.30%	1.62%	1.23%	1.62%
Reserve for credit losses	$25,678	$25,106	$27,063	$25,678	$27,063
Reserve for credit losses to ending gross loans	1.25%	1.32%	1.64%	1.25%	1.64%
Non-performing assets (“NPAs”)	$14,456	$15,221	$8,915	$14,456	$8,915
NPAs to total assets	0.46%	0.51%	0.36%	0.46%	0.36%
Delinquent >30 days to total loans (excl. NPAs)	0.21%	0.19%	0.31%	0.21%	0.31%
Net (recoveries) charge-offs	$(572)	$(236)	$(3,122)	$(823)	$(6,570)
Net loan (recoveries) charge-offs to average total loans	(0.03)%	(0.01)%	(0.19)%	(0.04)%	(0.42)%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders’ equity is a non-GAAP measure defined as net income divided by average total stockholders’ equity, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible stockholders’ equity.
3 Return on average tangible assets is a non-GAAP measure defined as net income divided by average total assets, less the sum of average CDI and goodwill. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)

	September 30, 2016	June 30, 2016	September 30, 2015
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	8.25%	7.84%	8.97%
Common equity Tier 1 ratio	10.21%	9.88%	11.10%
Tier 1 risk-based capital ratio	10.21%	9.88%	11.10%
Total risk-based capital ratio	11.28%	11.00%	12.36%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	8.37%	7.94%	9.13%
Common equity Tier 1 ratio	10.37%	10.01%	11.32%
Tier 1 risk-based capital ratio	10.37%	10.01%	11.32%
Total risk-based capital ratio	11.44%	11.12%	12.58%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Total stockholders’ equity	366,996	$345,260	$336,774	$331,589
Core deposit intangible	12,691	12,720	6,863	7,068
Goodwill	84,775	82,594	78,610	78,610
Tangible stockholders’ equity	$269,530	$249,946	$251,301	$245,911

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Total stockholders’ equity	$366,996	$345,260	$336,774	$331,589
Total assets	$3,174,821	$2,966,574	$2,468,029	$2,468,273
Common stockholders’ equity ratio	11.56%	11.64%	13.65%	13.43%
Tangible stockholders’ equity	$269,530	$249,946	$251,301	$245,911
Total assets	$3,174,821	$2,966,574	$2,468,029	$2,468,273
Tangible common stockholders’ equity ratio	8.49%	8.43%	10.18%	9.96%

Reconciliation of period end total stockholders’ equity to period end tangible book value per common share:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Total stockholders’ equity	$366,996	$345,260	$336,774	$331,589
Core deposit intangible	12,691	12,720	6,863	7,068
Goodwill	84,775	82,594	78,610	78,610
Tangible stockholders equity	$269,530	$249,946	$251,301	$245,911
Common shares outstanding	76,263,275	73,255,171	72,792,570	72,789,412
Tangible book value per common share	$3.53	$3.41	$3.45	$3.38

	Three Months Ended				Nine Months Ended
Reconciliation of return on average tangible stockholders’ equity:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Average stockholders’ equity	$358,917	$342,591	$334,472	$328,478	$346,958	$323,890
Average core deposit intangible	12,702	12,865	6,935	7,141	10,796	7,343
Average goodwill	84,035	82,594	78,610	78,610	81,769	79,052
Average tangible stockholders’ equity	$262,180	$247,132	$248,927	$242,727	$254,393	$237,495
Net income	4,089	4,824	5,567	5,099	10,853	15,012
Return on average tangible stockholders’ equity (annualized)	6.20%	7.85%	8.87%	8.33%	5.70%	8.45%

	Three Months Ended				Nine Months Ended
Reconciliation of return on average tangible assets:	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2015
Average total assets	$3,093,503	$2,961,853	$2,525,708	$2,471,910	$2,898,688	$2,410,413
Average core deposit intangible	12,702	12,865	6,935	7,141	10,796	7,343
Average goodwill	84,035	82,594	78,610	78,610	81,769	79,052
Average tangible assets	$2,996,766	$2,866,394	$2,440,163	$2,386,159	$2,806,123	$2,324,018
Net income	4,089	4,824	5,567	5,099	10,853	15,012
Return on average tangible assets (annualized)	0.54%	0.68%	0.91%	0.85%	0.52%	0.86%

Reconciliation of year-over-year total loan growth to organic loan growth (from September 30, 2015):	Year over year September 30, 2016
Total loan growth	$413,667
Acquired loan growth	85,281
Prime loans	104,253
Organic loan growth, excluding PPFS	$224,133

Reconciliation of year-to-date total loan growth to organic loan growth (from December 31, 2015):	YTD September 30, 2016
Total loan growth	$373,018
Acquired loan growth	74,281
Prime loans	104,253
Organic loan growth, excluding PPFS	$194,484

Reconciliation of quarterly total loan growth to organic loan growth (from June 30, 2016):	QTD September 30, 2016
Total loan growth	$158,689
Acquired loan growth	(15,306)
Prime loans	104,253
Organic loan growth, excluding PPFS	$69,742